                                                                    EXHIBIT 99.4





                MEDAPHIS SUCCESSFULLY COMPLETES ACQUISITION OF
                       HEALTH DATA SCIENCES CORPORATION


Atlanta, Georgia (July 1, 1996) - Medaphis Corporation (NASDAQ - MEDA) today announced that it has completed the acquisition of Health Data Sciences Corporation ("HDS") in exchange for 6,212,000 shares of Medaphis common stock and assumption by Medaphis of stock options representing an additional 433,000 shares of Medaphis common stock.

Randolph G. Brown, Chairman and Chief Executive Officer of Medaphis noted,
"HDS represents a watershed event for Medaphis. Systems integration is the corner stone of the ULTICARE(R) system. Utilizing a common patient database, a single application support environment and programming language, and a unified hardware environment, data entered anywhere in the system or in a legagy system connected to ULTICARE(R) is immediately available to all authorized users.
Not only does this improve communications throughout the healthcare enterprise, it eliminates duplicative data entry and it does it all in real time. I am thrilled for both the employees of HDS and Medaphis, as together we work to elevate automation in the healthcare industry to a new level."

Based in Atlanta, Georgia, Medaphis is a leading provider of business management and information technology services primarily to the healthcare industry.






                                    * * *